                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             ALTREX INCORPORATED
-----------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         --------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         --------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         --------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         --------------------------------------------------------------------
     (5) Total fee paid:
         --------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
         --------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         --------------------------------------------------------------------
     (3) Filing Party:
         --------------------------------------------------------------------
     (4) Date Filed:
         --------------------------------------------------------------------

                                 ALTREX, INC.
                           c/o Christopher George
                         157 South Howard, Suite 600
                             Spokane, WA 99201

December 1, 2000

To:  Stockholders of Altrex, Inc.

Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders of Altrex, Inc., a Nevada corporation ("Altrex"), to be held at the offices of Altrex, at 157 South Howard, Suite 600, Spokane, WA 99201 on Tuesday, December 19, 2000, at 1:30 p.m., Pacific Time.

      At this Special Meeting, you will be asked to consider and vote upon the approval of the following items:

      1. For stockholders of Altrex to consider and vote upon a proposal to approve the Acquisition and Acquisition Agreement and Plan of Reorganization, dated November 22, 2000 (the "Acquisition Agreement") by and among Altrex, on the one hand, and The Internet CallCentre PTE, Ltd., a Singapore corporation ("ICALL"), and the shareholders of ICALL, on the other hand (the "Acquisition Agreement"), whereby ICALL will be acquired by Altrex (the "Acquisition"), with Altrex as the parent corporation (the "Parent Entity") and ICALL being a 100% owned subsidiary of Altrex, on the terms and conditions set forth in the Acquisition Agreement, a copy of which is attached to the Proxy Statement as Exhibit A. The Acquisition Agreement calls for the issuance of 6,500,000 shares of Altrex common stock, par value $0.001 per share, in exchange for all the issued and outstanding common stock, $1.00 par value, of ICALL;

      2. For stockholders of Altrex to consider and vote upon a proposal to approve the change in the name ("Name Change") of Altrex Incorporated to "ICall Systems, Inc." The proposed name change for Altrex will provide association of the post-Acquisition company with ICALL's business name;

      3. For stockholders to consider and vote upon a proposal to elect Terence Seah Kim Seng, Ranjeet Sundher, and Daniel Regidor as the directors of the Parent Entity; (The new Directors will vote upon and approve the new Officers of the Parent Entity subsequent to the Acquisition.)

      4. For stockholders to consider and vote upon a proposal to require a 100% affirmative vote of the shareholders prior to any "roll-back" in the number of issued and outstanding shares as of the date of the close of the acquisition for a period of two years from the date of the Acquisition;

      5. For stockholders to consider and vote upon a proposal that there will be no SEC registration for sale of the shares issued to the ICALL shareholders in connection with the Acquisition for a period of one year from the date of the Acquisition; and

      6. To transact such other business as may properly come before the Special Meeting of Stockholders of Altrex or any adjournment thereof.

      Altrex is a publicly-listed company, listed on the NASDAQ Over-The-Counter Bulletin Board (the "OTC-BB") under the symbol "ALXI."

      ICALL has developed and is executing a business strategy in which it provides "call center" services, designed for the internet, for outsourced customer service functions on behalf of website owners.

      The Board of Directors of Altrex has carefully reviewed and considered the terms and conditions of the proposed Acquisition and the Acquisition Agreement. A copy of the Acquisition Agreement is attached hereto as Exhibit
A. The Board of Directors of Altrex has unanimously approved the Acquisition and the Acquisition Agreement and recommends that the stockholders of Altrex vote FOR approval of the Acquisition, the name change, the election of Terence Seah Kim Seng, Ranjeet Sundher, and Daniel Regidor as Directors, the restriction on the "roll-back" of the number of issued and outstanding shares, and the one year restriction on the registration with the SEC for the sale of the shares issued to the ICALL shareholders in connection with the Acquisition.

    While the Board of Directors of Altrex is confident that the Parent Entity can effectively oversee the assets of both companies and further develop the ICALL business strategy, there can be no assurance that the combined entities will in fact be able to do so. Therefore, Altrex shareholders are urged to read the enclosed Proxy Statement and the Acquisition Agreement, attached as Exhibit A, and to carefully consider the description of the prospective business, including the information under "Risks of ICALL's Business" in the Proxy Statement.

      Enclosed is a Notice of Special Meeting, a Proxy Statement, and a Proxy Card. Please give this information your careful attention. They provide a detailed description of the proposed transactions. Approval by a majority of the shares of Altrex Common Stock entitled to vote at the Special Meeting is required for approval of the Merger. Your vote is important, no matter how large or how small your holdings.

      In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed proxy card and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting.

      Sending in your proxy now will not interfere with your right to attend the Special Meeting or to vote your shares personally at the Special Meeting if you wish to do so.

                                       Sincerely,


                                       /s/ Christopher George
                                       ----------------------
                                       Christopher George, President

                                 ALTREX, INC.
                            c/o Christopher George
                         157 South Howard, Suite 600
                              Spokane, WA 99201
                      ----------------------------------
                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
                                 ALTREX, INC.

                      TO BE HELD ON DECEMBER 19, 2000
                      ----------------------------------

December 1, 2000

To the Stockholders of Altrex, Inc.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Altrex, Inc., a Nevada corporation ("Altrex") will be held at the offices of Altrex, at 157 South Howard, Suite 600, Spokane, WA, on Tuesday, December 19, 2000, at 1:30 p.m. Pacific Time, for the following purposes:

      1. For stockholders of Altrex to consider and vote upon a proposal to approve the Acquisition and Acquisition Agreement and Plan of Reorganization, dated November 22, 2000 (the "Acquisition Agreement") by and among Altrex, on the one hand, and Internet CallCenter PTE, Ltd., a Singapore corporation ("ICALL"), and the shareholders of ICALL, on the other hand (the "Acquisition Agreement"), whereby ICALL will be acquired by Altrex (the "Acquisition"), with Altrex as the parent corporation (the "Parent Entity") and ICALL being a 100% owned subsidiary of Altrex, on the terms and conditions set forth in the Acquisition Agreement, a copy of which is attached to the Proxy Statement as Exhibit A. The Acquisition Agreement calls for the issuance of 6,500,000 shares of Altrex common stock, par value $0.001 per share, in exchange for all the issued and outstanding common stock, $1.00 par value, of ICALL;

      2. For stockholders of Altrex to consider and vote upon a proposal to approve the change in the name ("Name Change") of Altrex Incorporated to "ICall Systems, Inc." The proposed name change for Altrex will provide association of the post-Acquisition company with ICALL's business name;

      3. For stockholders to consider and vote upon a proposal to elect Terence Seah Kim Seng, Ranjeet Sundher, and Daniel Regidor as the directors of the Parent Entity. (The new Directors will vote upon and approve the new Officers of the Parent Entity subsequent to the Acquisition.)

      4. For stockholders to consider and vote upon a proposal to require a 100% affirmative vote of the shareholders prior to any "roll-back" in the number of issued and outstanding shares as of the date of the close of the acquisition.

      5. For stockholders to consider and vote upon a proposal that there will be no SEC registration for sale of the shares issued to the ICALL shareholders in connection with the Acquisition for a period of one-year from the date of the Acquisition;

      6. To transact such other business as may properly come before the Special Meeting of Stockholders of Altrex or any adjournment thereof.

      Only stockholders of record at the close of business on November 30, 2000 are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Acquisition, the Acquisition Agreement, and the transactions contemplated thereby, the Name Change, the election of the proposed directors, the restriction on the roll-back of the number of issued and outstanding shares, and the one year restriction on the registration with the SEC for the sale of shares issued to the ICALL shareholders in connection with the Acquisition requires the affirmative vote of the holders of a majority of the shares of Altrex Common Stock entitled to vote at the Special Meeting of Stockholders of Altrex.

      Dissenters' Rights for plan of Exchange. Stockholders may be entitled to assert certain Dissenters' Rights under Nevada Corporate Code, Chapter 92
(a), sections 300-500. Please see Exhibit B, which sets forth the Nevada Corporate Code (Chapter 92(a), sections 300-500 applicable for Appraisal Rights.

      THE BOARD OF DIRECTORS OF ALTREX RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER, THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, THE NAME CHANGE, THE PROPOSED DIRECTORS, AND THE RESTRICTIONS ON THE ROLL-BACK OF SHARES AND SEC FILINGS FOR THE SALE OF SHARES ISSUED TO THE ICALL SHAREHOLDERS IN CONNECTION WITH THE ACQUISITION.

By Order of the Board of Directors of Altrex, Inc.,

            /s/ Christopher George
            ----------------------
            Christopher George
            President of Altrex

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                    PROXY
                                 ALTREX, INC.

                           THIS IS YOUR PROXY CARD

ALTREX, INC.
c/o Christopher George
157 South Howard, Suite 600
Spokane, WA 99201

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Christopher George, as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on this proxy, all the shares of common stock of Altrex, Inc., a Nevada corporation ("Altrex") held by the undersigned at the Special Meeting of Stockholders to be held at 1:30 P.M. PST on December 19, 2000 or any adjournment thereof.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR approval of Proposals 1 through 6.

      1. For stockholders of Altrex to consider and vote upon a proposal to approve the Acquisition and Acquisition Agreement and Plan of Reorganization, dated November 22, 2000 (the "Acquisition Agreement") by and among Altrex, on the one hand, and Internet CallCenter PTE, Ltd., a Singapore corporation ("ICALL"), and the shareholders of ICALL, on the other hand (the "Acquisition Agreement"), whereby ICALL will be acquired by Altrex (the "Acquisition"), with Altrex as the parent corporation (the "Parent Entity") and ICALL being a 100% owned subsidiary of Altrex, on the terms and conditions set forth in the Acquisition Agreement, a copy of which is attached to the Proxy Statement as Exhibit A. The Acquisition Agreement calls for the issuance of 6,500,000 shares of Altrex common stock, par value $0.001 per share, in exchange for all the issued and outstanding common stock, $1.00 par value, of ICALL.

              ______ FOR                           ______ WITHHOLD AUTHORITY

      2. For stockholders of Altrex to consider and vote upon a proposal to approve the change in the name ("Name Change") of Altrex Incorporated to "The Internet CallCentre, Inc." The proposed name change for Altrex will provide association of the post-Acquisition company with ICALL's business name.

              ______ FOR                           ______ WITHHOLD AUTHORITY

      3. For stockholders to consider and vote upon a proposal to elect Terence Seah Kim Seng, Ranjeet Sundher, and Daniel Regidor as the directors of the Parent Entity.

              ______ FOR                           ______ WITHHOLD AUTHORITY

      4. For stockholders to consider and vote upon a proposal to require a 100% affirmative vote of the shareholders prior to any "roll-back" in the number of issued and outstanding shares as of the date of the close of the acquisition for a period of two years from the date of the Acquisition.

              ______ FOR                           ______ WITHHOLD AUTHORITY

      5. For stockholders to consider and vote upon a proposal that there will be no SEC registration for sale of the shares issued to the ICALL shareholders in connection with the Acquisition for a period of one-year from the date of the Acquisition;

              ______ FOR                           ______ WITHHOLD AUTHORITY

      6. To transact such other business as may properly come before the Special Meeting of Stockholders of Altrex or any adjournment thereof.

              ______ FOR                           ______ WITHHOLD AUTHORITY



Dated:                  -----------------------
Signature


                        -----------------------
                        Print Name(s)


                        -----------------------
                        Signature if held jointly


        PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TO THE COMPANY:

                               ALTREX, INC.
                         c/o Christopher George
                      157 South Howard, Suite 600
                            Spokane, WA 99201

                    AS SOON AS POSSIBLE.  THANK YOU.

                               ALTREX, INC.
                          c/o Christopher George
                        157 South Howard, Suite 600
                             Spokane, WA 99201

                            PROXY STATEMENT

For the Special Meeting of Stockholders of Altrex, Inc.
to be Held on December 19, 2000

     This Proxy Statement is being furnished to the stockholders of Altrex, Inc., a Nevada corporation ("Altrex"), in connection with the solicitation of proxies by the Board of Directors of Altrex from holders of outstanding shares of common stock of Altrex ("Altrex Common Stock") for use at the Special Meeting of Altrex Stockholders.

     The purpose of the Altrex Special Meeting is to consider and vote upon the following:

      1. For stockholders of Altrex to consider and vote upon a proposal to approve the Acquisition and Acquisition Agreement and Plan of Reorganization, dated November 22, 2000 (the "Acquisition Agreement") by and among Altrex, on the one hand, and The Internet CallCenter PTE, Ltd., a Singapore corporation ("ICALL"), and the shareholders of ICALL, on the other hand (the "Acquisition Agreement"), whereby ICALL will be acquired by Altrex (the "Acquisition"), with Altrex as the parent corporation (the "Parent Entity") and ICALL being a 100% owned subsidiary of Altrex, on the terms and conditions set forth in the Acquisition Agreement, a copy of which is attached to the Proxy Statement as Exhibit A. The Acquisition Agreement calls for the issuance of 6,500,000 shares of Altrex common stock, par value $0.001 per share, in exchange for all the issued and outstanding common stock, $1.00 par value, of ICALL.

      2. For stockholders of Altrex to consider and vote upon a proposal to approve the change in the name ("Name Change") of Altrex Incorporated to "ICall Systems, Inc." The proposed name change for Altrex will provide association of the post-Acquisition company with ICALL's business name.

      3. For stockholders to consider and vote upon a proposal to elect Terence Seah Kim Seng, Ranjeet Sundher, and Daniel Regidor as the directors of the Parent Entity. (The new Directors will vote upon and approve the new Officers of the Parent Entity subsequent to the Acquisition.)

      4. For stockholders to consider and vote upon a proposal to require a 100% affirmative vote of the shareholders prior to any "roll-back" in the number of issued and outstanding shares as of the date of the close of the acquisition for a period of two years from the date of the Acquisition.

      5. For stockholders to consider and vote upon a proposal that there will be no SEC registration for sale of the shares issued to the ICALL shareholders in connection with the Acquisition for a period of one-year from the date of the Acquisition.

      6. To transact such other business as may properly come before the Special Meeting of Stockholders of Altrex or any adjournment thereof.

     All information contained in this Proxy Statement pertaining to Altrex has been supplied by Altrex. All information contained in this Proxy Statement pertaining to Internet CallCenter PTE, Ltd. ("ICALL") has been supplied by ICALL. No person is authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. The delivery of this document shall under no circumstances create an implication that there has been no change in the affairs of Altrex or ICALL since the date hereof or that the information herein is correct as of any time subsequent to its date.

     This Proxy Statement, the accompanying Notice of Meeting, and the other documents enclosed herewith are dated December 1, 2000 and are being first mailed to the stockholders of Altrex on or about December 1, 2000.

THE ACQUISITION AGREEMENTS, THE PLAN OF EXCHANGE, AND THE SPECIAL MEETING

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement, and additional information concerning the Special Meeting. It is not a complete description of all material information regarding Altrex or ICALL and the matters to be considered at the Special Meeting, and is qualified in all respects by the information appearing elsewhere in this Proxy Statement and the Exhibits hereto. A copy of the Acquisition Agreement is set forth as Exhibit A to this Proxy Statement and reference is made thereto for a complete description of the terms of such document.

The Special Meeting

     The Special Meeting will be held at 1:30 p.m., local time, on December 19, 2000, at the office of Altrex, at 157 South Howard, Suite, 600, Spokane, WA 99201. The purpose of the Special Meeting of Stockholders of Altrex is to consider and vote upon approval of the Acquisition, the Acquisition Agreement, and the transactions contemplated thereby, the Name Change, and the election of the proposed officers and directors. The Board of Directors of Altrex has fixed the close of business on November 30, 2000, as the record date for determining stockholders entitled to vote at the Special Meeting (the "Record Date"). As of such date, there were 25,000,000 shares of common stock, par value $0.001, of Altrex issued and outstanding and therefore entitled to be voted at the Special Meeting, and there were approximately 45 stockholders, of record or through registered clearing agents.

     The presence, in person or by proxy, of holders of 60% of the issued and outstanding shares of Altrex Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at such Special Meeting.

     The enclosed proxy is solicited on behalf of the Board of Directors of Altrex for use in connection with the Special Meeting and any adjournment or adjournments thereof. Holders of Altrex Common Stock are requested to complete, date, and sign the accompanying proxy and return it promptly to Altrex in the enclosed envelope. Failure to return a properly executed proxy or to vote at the Special Meeting will have the same effect as a vote against approval of the Acquisition, the Acquisition Agreement, and the transactions contemplated thereby, the Name Change, the nominees for directors, the limitations on the "roll-back" of the issued shares and the registration with SEC for the sale of the shares issued in connection with the Acquisition, and any other proposal to be considered at the Special Meeting.

     A stockholder who has executed and delivered a proxy may revoke it at any time before it is voted by giving a later written proxy or by giving written revocation to Christopher George, President and director of Altrex, provided such later proxy or revocation is actually received by the Company before the vote of the stockholders, or by voting in person at the Special Meeting. Any stockholder attending the Special Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the Special Meeting, unless revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the applicable agreements and any other proposal to be considered at the applicable Special Meeting.

     Altrex's management is not aware of any business to be acted upon at the Special Meeting other than approval of the proposal to approve the Acquisition, the Acquisition Agreement and the transactions contemplated thereby, the Name Change, the election of the proposed directors and officers, and the limitations on the "roll-back" of the issued shares and the registration with SEC for the sale of additional shares. If other matters are properly brought before the Special Meeting, or any adjournment thereof, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of the Board of Altrex, or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

Background of and Reasons for the Acquisition and Name Change; Recommendation of Board of Directors.

     Altrex, Inc. was incorporated in Nevada on October 20, 1998. Altrex was formed in order to seek and to exploit a strategic business plan (the "Plan") within the Internet industry. This Plan, in summary, focused on acquiring and consolidating smaller Internet Service Providers ("ISP's") into one larger ISP that could then utilize the benefits and greater efficiencies provided by a multitudinous subscriber base and expanded revenue source. Further, as a larger ISP, management felt the Company would be able to cost effectively add and/or enhance available services and technology to its subscribers, thereby effectively retaining those accounts, and have the capacity to aggressively advertise for additional subscribers.

     During 1999, the Company raised initial capital totaling $7,500 in a public offering pursuant to an exemption provided by Rule 504 of Regulation D, promulgated under the Securities Act of 1933, as amended, to pay the Company's filing and registration fees and other start-up related expenses.

     Since inception, management has concentrated on furthering the development of its business plan of acquiring and consolidating smaller Internet Service Providers (ISP's) into one large ISP based on the following factors:

1) With as little as $10,000 for the entry-level equipment, decent bandwidth, and connection to the local phone line system, a basic understanding of computers, and an advertisement in the local yellow pages it is easy to set up an independent ISP business. As a result, the industry supported numerous smaller scale "local" ISP's.

2) There were critical business "thresholds" or levels that the smaller ISP's are susceptible to, and most found it difficult to successfully overcome. These barriers are typically due to a lack of revenue, which is directly associated with the subscriber base of the ISP. Thresholds include such things as older equipment performance/limitations, advertising budgets, capital limitations, industry/technical knowledge, bandwidth restrictions, and the level of services that could be effectively provided to subscribers.

3) By offering the owners of these smaller ISP's the opportunity to recoup some, if not all, of their investment in their business, they would effectively have a reasonable means to exit the industry, and may potentially profit from it. In return, the Company would be able to gain and consolidate existing subscribers in a much quicker and more cost effective manner than by developing its own ISP business from the ground up.

     Since raising its initial capital, the Company has initiated many discussions with local and area ISP's, but to date, has made no firm commitments or agreements to purchase or consolidate any of the potential ISP businesses. Management has found that most of the potential businesses are unwilling to commit to firm negotiations until such a time the Company has sufficient funding and/or has a more tangible means to compensate the ISP(s) in consideration. Management had estimated total proceeds of $400,000 to $500,000 would be required to initiate the actual acquisition phase of the Company's business plan. This estimate range was based on the then current market value analysis of smaller ISP's that have recently sold or been given offers for a buyout, as well as management's preliminary discussions with local ISP businesses.

     To date, management has been unsuccessful in raising the capital to fund the acquisition of ISP's. It has found that the ISP industry has become very competitive with respect to pricing structure, subscriber retention, and required technology, even to the point where in many cases the ISP's are offering free unlimited Internet usage to its subscribers. Therefore, most subscription prices have fallen and in some cases do not even exist for Internet usage, and at the same time the overall costs of new equipment and basic infrastructure needs required for maintaining competitiveness within the industry have actually increased. These factors have created an extremely competitive and ever-changing environment over the past couple of years within the ISP industry, where a large subscriber base does not necessarily equate into a positive revenue stream. In addition, the ISP must have the capital means to stay current with technology that continually add value-added services to the subscribers in order to maintain customer loyalty. There are numerous well-established competitors, specifically on a national basis, possessing substantially greater financial, marketing, and other resources than the Company. This competitive environment along with the fact the Company does not have an operating history seems to be the most dominant reasons that the Company has been unable to gain the momentum, find the right ISP candidates for acquisition/consolidation, and raise the capital it required to move forward with its original business plan.

     Altrex effectively became a "Reporting Company" as defined by the U.S. Securities and Exchange Commission (the "SEC") in December of 1999, and was subsequently cleared for listing on the NASDAQ Over-The-Counter Electronic Bulletin Board ("OTC-BB") in the 2nd quarter of 2000.

     During November of 2000, the management of ICALL contacted Altrex regarding a proposed Acquisition or merger. ICALL had developed a business strategy in which it provides "call center" services, designed for the internet, for outsourced customer service functions on behalf of website owners. They have been focusing exclusively on, and will continue their focus on, overseas customers and markets, and had obtained financing commitments contingent of ICALL merging with a publicly traded entity to provide a public valuation for the company and increased exposure.

     In the Altrex Board's view, the proposed Acquisition with ICALL would allow Altrex to divest itself from its original, and as yet unsuccessful, business development plan of consolidating small local Internet Service Providers, and to acquire another operating business that has begun operations and acquired funding commitments for the continued development and furtherance of its business model. This planned Acquisition, if successful, is meant to provide Altrex's stockholders with the potential for, although not the assurance of, an increase in the value of their shares at some time in the future without additional investment on their part.

     The Acquisition. Altrex proposes to enter into an Acquisition Agreement with ICALL. The Acquisition Agreement provides that ICALL will be acquired by Altrex (the "Parent Entity") and ICALL will be its 100% owned subsidiary. As consideration therefore, all of the issued and outstanding shares of the ICALL capital stock will be converted into an aggregate of 6,500,000 shares of the capital stock, $0.001 par value, of Altrex. Altrex, as the Parent Entity, will subsequently change its name to Internet CallCenter Inc. to more closely identify itself with its subsidiary. Immediately prior to the Closing of the Acquisition, Altrex will have 25,000,000 common shares issued and outstanding. Upon the Closing of the Acquisition Agreement and concurrent with the authorization of the 6,500,000 shares of the common stock, $0.001 par value, of Altrex to be issued to the shareholders of ICALL, the cancellation of 19,988,000 shares of the common stock of Altrex currently held by the Altrex officers and directors, there shall be a total of 11,512,000 shares of common issued and outstanding in the post-acquisition Parent Entity.

     The following table shows the number of issued and outstanding shares of common stock, $0.001 par value, of Altrex Pre-Proposed Acquisition and Post-Proposed Acquisition.

                                      # Shares Held           # Shares Held
Shareholder                           Pre-Acquisition        Post-Acquisition
                                      ---------------        ----------------
Current Altrex Shareholders (1)           5,000,000                5,000,000
ICALL Affiliates (2) (3)                        -0-                3,339,840
Other ICALL Shareholders (3)                    -0-                3,160,160
Christopher George (4)                   15,000,000                    9,000
Monte George (4)                          5,000,000                    3,000
                                      ---------------        ----------------
     TOTAL                               25,000,000               11,512,000

(1)  Current Shareholders of Altrex - Approximately 40 individuals.
(2)  Current Officers and/or Directors of ICALL.
(3)  Current Shareholder of ICALL.
(4)  Current Officer and Director of Altrex.

     Additional terms and conditions of the Acquisition are set forth below and in the Acquisition Agreement, which is attached as Exhibit A.
Shareholders of Altrex are urged to review these items carefully.

     There are certain conditions to the closing of the Acquisition before the Acquisition will be consummated, including the completion of due diligence to each party's satisfaction and the affirmative vote of the shareholders of both companies, and the transaction is not free from risk. There can be no assurances that the Acquisition will be approved, or, if it is approved that the Acquisition will be closed.

     If the Acquisition and Name Change are approved, Altrex will amend its articles of incorporation to change its name to The Internet CallCenter Inc., and remain a Nevada corporation. If the Acquisition is not approved, or if the Acquisition is not closed for whatever reason, Altrex may continue to look for other operating businesses to acquire and/or merge with.

     Vote Required. Approval of the Acquisition, the Acquisition Agreement and the transactions contemplated thereby, the Name Change, the election of the proposed directors, the restriction on the roll-back of the number of issued and outstanding shares, and the one year restriction on the registration with the SEC for the sale of shares issued to the ICALL shareholders in connection with the Acquisition will require the affirmative vote of a majority of the holders of the outstanding shares of Altrex Common Stock. The directors and officers of Altrex beneficially owned as of the Record Date and are entitled to vote 20,000,000 of the total 25,000,000 issued and outstanding shares of Altrex Common Stock at the Special Meeting. Thus, the directors' and officers' shares represent 80% of the outstanding shares entitled to vote. A failure to return the enclosed proxy or a vote to abstain will have the same effect as a vote against approval of the Plan of Exchange.

     The consummation of the Acquisition also requires the approval of the Board of Directors and a majority of the issued and outstanding shares of ICALL. As of the date of this Proxy Statement, the ICALL Board and Shareholders have not yet approved the Acquisition, the Acquisition Agreement, and the transactions contemplated thereby.

     Dissenters' Rights for Plan of Exchange. Stockholders may be entitled to assert certain Dissenters' Rights under Nevada Corporate Code, Chapter 92
(a), sections 300-500. Please see Attachment B, which sets forth the Nevada Corporate Code (Chapter 92(a), sections 300-500 applicable to Appraisal Rights.

     Expenses and Fees. The Acquisition Agreement provides that the Parent Entity will bear and pay all costs and expenses incurred by the parties in connection with the transactions contemplated by the Acquisition and the Acquisition Agreement, including fees and expenses of their respective accountants and counsel, mailing fees, and transfer agent and related fees. It is expected that the total of such expenses and fees will be approximately $20,000.

The Proposed Directors. The backgrounds of the proposed directors are as follows:

Terence Seah Kim Seng, Director
-------------------------------
Terence Seah is a newspaper and technology veteran executive with 25 years of experience in the newspaper and call center industries, from newspaper operations to computer management, advertising, marketing, and circulation. In short, Terence has spent 15 years at the Singapore Press Holdings and 10 years with the Bangkok Post and other Thai media.

Prior to setting up The Internet CallCentre, Mr. Seah served as Managing Director of a joint venture online business involving new project works on the internet, fax, and telephone multimedia in the new economy.

From 1996 to 1997, he served as Business Development Manager of Marketing Solutions (HK), a subsidiary of New Media (HK) Ltd, specializing in international and domestic premium rate services for the Taiwan, Hong Kong, Singapore, Thailand, and India markets. Concurrent with that, he managed two audiotext companies in Singapore.

Prior to that, Mr. Seah served as Vice-Chairman of Thai Press & Print, a Thai newspaper printing and publishing company. From 1990 to 1996, Mr. Seah served as Technical Director of the Bangkok Post, Thailand's leading English newspaper, with a key role in the development of IT, multimedia, and new media.

From 1976 to 1990, he held various management and technical positions in the Singapore Press Holdings group of newspapers. He was responsible for the management and operations of the group's newspaper and production facilities.

Ranjeet Sundher, Director
-------------------------
Ranjeet Sundher has been Regional Managing Director of PT Bhineka Handal (Indonesia) and President of Indogold Exploration Services for the past five years, overseeing and coordinating foreign investment in the South East Asian region. As a director of a Canadian listed public company, Mr. Sundher acquired more than 15 years experience within the North American capital markets covering a wide range of positions. These include direct securities trading, investor relations, and profile building with public companies, and capital markets management with both of Canada's largest brokerage firms in Vancouver. Recently, Mr. Sundher founded Cybersia, Inc., which has grown into the largest Chinese genealogy and family services company in the world.

Daniel Regidor, Director
------------------------
Daniel Regidor received his Bachelor of Science in Finance from Ohio State University in 1986, and has since been on a career path with a focus on finance, investment management and analysis, and involvement with internet-related start-up endeavors. He was an analyst with Van Kampen American Foods and Round Table Franchise Corporation. From there, Daniel was a Fixed Income Analyst/Trader with Montgomery Asset Management, and then moved on to become a Fixed Income Portfolio Manager with First Interstate Capital Management.
He then went on to start his own internet-related companies, namely ReserveNet, Inc. and Ride.Com, Inc. He is currently the CFO and a board member of MyOwnEmpire, Inc. and is responsible for the management and administration of the Company's legal and financial affairs.

 Management After the Plan of Acquisition. Immediately before and immediately after the closing of the Acquisition Agreement, assuming the nominated directors are approved and the Acquisition is closed, the management of Altrex will be as follows:

Altrex Pre-Acquisition:
      Name                    Age         Position
      -----------------       ---         --------------------
      Christopher George       37         Director, President
      Monte George             39         Director, Secretary/Treasurer

Altrex Post-Acquisition:
      Name                     Age        Position*
      -------------------      ---        ----------
      Terence Seah              47        Director
      Ranjeet Sundher           34        Director
      Daniel Regidor            35        Director

* Please note that the Post-Acquisition Board of Directors will vote to appoint the Officers of the Parent Entity subsequent to the close of the Acquisition.

A list of the existing ICall management team, detailing the individuals' positions with the Company and background summary, can be viewed under Description of ICALL - "Management" within this document.

     Altrex's Employees and Facilities. Altrex currently has no employees. Immediately after the closing of the proposed transactions, the surviving corporation will have 27 employees.

     Altrex currently leases no office space. Immediately after the closing of the proposed transaction, the Parent Entity expects to utilize the existing offices of ICALL that are located in Singapore.

Management Compensation. Altrex currently has no management compensation agreements in place. The Acquisition Agreement calls for compensation agreements to be signed between the Parent Entity, on the one hand, and key employees of ICALL, on the other hand, as considered appropriate and approved by the Board of Directors

Selected Financial Data:

     The following tables present for selected historical financial data of Altrex. This information is based on the financial statements of Altrex. The financial statements of Altrex, included as Exhibit C hereto, should be read in conjunction herewith.

Altrex Selected Financial Data:

                                    Nine  Mos.          Year      Inception
                                         Thru          Ended             to
                                     Sept. 30        Dec. 31        Dec. 31
Income Statement -                       2000           1999           1998
                                   ----------     ----------     ----------
Net Revenues                      $         0    $         0   $          0
Total Costs and Expenses                    0              0         (7,500)
Net Loss from Operations                    0              0              0
Net Loss                                    0              0         (7,500)

                                     Sept. 30        Dec. 31         Dec. 31
Balance Sheet -                          2000           1999            1998
                                   ----------     ----------      ----------
Total Assets                      $         0    $         0        $  7,500
Total Liabilities                           0              0           7,500
Stockholders Equity                         0                              0
Total Liabilities and Stockholders Equity   0              0          7,500

     The following tables present for selected historical financial data of ICALL. This information is based on the financial statements of ICALL. The financial statements of ICALL, included as Exhibit D hereto, should be read in conjunction herewith.

ICALL Selected Historical Financial Data :

NOTE: The figures shown for ICALL are shown in SINGAPORE dollars which are, as of November 22, equal to 0.57 U.S. dollars.

                                              Month of              Year
                                               October           to Date
Income Statement -                                2000              2000
                                            ----------        ----------
Management Fees                             S$ 360,000        S$ 498,333
Other Revenues                                  25,520           139,599
                                            ----------        ----------
Total Revenues                                 385,520           637,932

Direct Costs                                    30,990           246,346

Gross Profit                                   354,531           391,586

Operating Expenses                             154,957         2,204,492
                                            ----------      ------------
Net Profit                                 S$  200,573     S$ (1,812,905)
                                            ----------      ------------


                                                              October 31,
                                                                    2000
Balance Sheet *-                                           -------------

Current Assets                                             S$     78,650
Investments                                                      497,727
Other Assets                                                     423,698
                                                           -------------
Total Assets                                                   1,000,075

Total Liabilities                                                660,351
Shareholders' Equity                                             339,724
                                                          --------------
Total Liabilities and Equity                                S$ 1,000,075
                                                          --------------

* The financials presented here do not include the amount of S$11,066,370 for Intellectual Properties that ICALL shows in their Company-prepared financial statements. Since those statements are not necessarily presented in accordance with U.S. GAAP accounting rules, this amount has been excluded, with a corresponding decrease in the Shareholders' Equity balance.

STOCK OWNERSHIP OF ALTREX AND ICALL

Altrex's Current Ownership:

     The following table sets forth information regarding the beneficial ownership of Altrex at the date hereof.

Name                            Shares                Percentage
------------------            ----------              ----------
Christopher George*           15,000,000                 60.0%
Monte George *                 5,000,000                 20.0%
Other                          5,000,000                 20.0%
                              ----------              ----------
     TOTAL                    25,000,000                100.0%

* Officers and Directors of Altrex beneficially own 80% of the issued common stock.

ICALL's Current Ownership:

     ICALL currently has 13,942,000 shares of common stock issued and outstanding to 33 shareholders. Each share of ICALL common stock will be exchanged for 0.4662172 shares of Altrex common stock. The following table sets forth information on the stock ownership of the Company's officers and directors at the date hereof and the corresponding number of shares of Altrex stock that will be held at the close of the Acquisition.

                                                   # OF ALTREX SHARES
ICALL SHAREHOLDER             # ICALL SHARES OWNED    TO BE EXCHANGED
-----------------               ---------------       ---------------
Seah Kim Seah (aka Terence Seah)    2,520,000              1,174,867
Ho Chin Beng                        2,268,000              1,057,381
Hee Fook Choy, Ronald               1,344,000                626,596
Loo Peck Hwee, Celene                 453,600                211,476
Audrey Goh                            302,400                140,984
Goh Kim Tong                          151,200                 70,492
Anthony Teo Soon Chye                 124,500                 58,044
                                 ------------           ------------
Officers/Directors as a Group       7,163,700              3,339,840
                                 ------------           ------------

All Other Shareholders              6,778,300              3,160,160
                                 ------------           ------------

TOTAL                              13,942,000              6,500,000
                                -------------          -------------

OTHER INFORMATION RELATING TO PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF ALTREX

Compensation of Altrex Management

No compensation has been paid to Altrex Officers or Directors. They received their shares as compensation for their efforts in pursuing the original business plan of the Company.

There has been no formal policy put in place as to compensation for the Officers and Directors of the Parent Entity subsequent to the Acquisition. Any decisions with respect to that will be subject to Board approval by the new Directors.

OTHER INFORMATION RELATING TO PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF ICALL

Management:

     The following are the current Executive Officers and Directors of ICALL.

Name                                   Position
--------------------                   -----------------
Ho Chin Beng                           Chairman
Terence Seah                           CEO
Kelvin Lee                             Deputy CEO
Chris Anand                            Deputy COO
Chung Kwee                             CFO
Cody Ng                                VP, Technical Services
Ronald Hee                             Executive Director

Simon Lim                              Business Advisor
William Chew                           Business Advisor
Cheah Cheng Poh                        IT Industry Advisor
Tham Moon Yee                          Public Relations Director
Goh Kim Tong                           Franchise Advisor

Ho Chin Beng, Chairman
----------------------
Chin Beng graduated with a Bachelor of Arts in Economics from Kenyon College in Gambier, Ohio. From there, he went to the Harvard Business School, where he completed his two-year MBA program in 1982.

Chin Be began his post-Harvard career in Singapore, where he started out as a print journalist with the Straits Times, covering primarily the economic issues of the day (1982-1987). He was then handpicked to develop a new business program, Money Mind, for the Singapore Broadcasting Corporation (1987-1992). From there, he got involved in cross-border syndicated loans, joining The Development Bank of Singapore Ltd, as Assistant Vice President in charge of the bank's Thai accounts. A year and a half later, he was appointed Chief Representative of the Yangon office of DBS Bank and placed in charge of its operations in Myanmar.

In 1996, Chin Beng left the corporate world to work on his own. His business has since then evolved into Chin B Ho Cross-Border Consultants Pte Ltd., a business investment referral service with a cyber network covering 18 cities in eight countries.

Chin Beng owes his recent success to his creativity and the ability to leverage on a worldwide network of alumni, journalists, bankers, and businessmen to develop a job category new to this region - to provide a one-stop IT and management advisory service to help investors find the right opportunities in Asia. As a result, he currently sits on the Boards of several Internet startup companies that he has helped to raise funds for.

Terence Seah, Chief Executive Officer
-------------------------------------
Terence Seah is a newspaper and technology veteran executive with 25 years of experience in the newspaper and call center industries, from newspaper operations to computer management, advertising, marketing, and circulation. In short, Terence has spent 15 years at the Singapore Press Holdings and 10 years with the Bangkok Post and other Thai media.

Prior to setting up The Internet CallCentre, Mr. Seah served as Managing Director of a joint venture online business involving new project works on the internet, fax, and telephone multimedia in the new economy.

From 1996 to 1997, he served as Business Development Manager of Marketing Solutions (HK), a subsidiary of New Media (HK) Ltd, specializing in international and domestic premium rate services for the Taiwan, Hong Kong, Singapore, Thailand, and India markets. Concurrent with that, he managed two audiotext companies in Singapore.

Prior to that, Mr. Seah served as Vice-Chairman of Thai Press & Print, a Thai newspaper printing and publishing company. From 1990 to 1996, Mr. Seah served as Technical Director of the Bangkok Post, Thailand's leading English newspaper, with a key role in the development of IT, multimedia, and new media.

From 1976 to 1990, he held various management and technical positions in the Singapore Press Holdings group of newspapers. He was responsible for the management and operations of the group's newspaper and production facilities.

Kelvin Lee, Deputy CEO
----------------------
Mr. Lee is a CPA and an associate of the Australian Society of Certified Public Accountants. He worked as an Accountant only for the first three years of his career, beginning in 1988 with an Australian aluminum company (subsidiary of a Fortune 500 company). In 1991, Kelvin became a Project Manager and Assistant General Manager for a Singapore-based water purifying firm - work that saw him coordinating projects in Singapore, Malaysia and China.

Mr. Lee then worked as the Regional Business Development Manager of Allied Computer Services and General Director of KC & C Computer Training for the next five years. In 1998, he joined a management consultancy as Director of Operations where he put to good use his ability to strategize, planning for the company's IT initiatives, as well as developing its corporate identity and assisting in the management of its China businesses.

Prior to joining The Internet CallCentre Pte Ltd, Kelvin made another bold career move by becoming Chief Corporate Development Officer for MediaManager, a multimedia platforms provider and e-commerce developer, where he guided and coordinated the company's regional expansion plans to being part of the successful IPO of AcrossAsia Multimedia (one of the largest stocks on Hong Kong's G.E.M.).

Chris Anand - Deputy COO
------------------------
Chris is the guiding force behind the Internet Callcentre's vision to bring e-customer care to the Internet arena. He brings with him over 12 years' experience in customer care and call center implementation.

Prior to joining The Internet CallCentre, Chris began his career as a customer care agent with Changi Airport Services. In 1992, Chris supervised a team of 100 Customer Care personnel, overseeing the daily operations of Changi Airport Services. After his ten years with Changi Aiport Services, in 1997, Chris took the role of Operations Manager with the Asia Pacific Reservations Centre with a Global Hospitality chain. His first key role was to assist with the setting up of a multilingual call centre to serve the needs of eleven countries in this region, providing voice service worldwide. Chris was instrumental in maintaining a very low staff turnover and optimal customer care deliveries.

Chung Kwee, CFO
---------------
Chung Kwee has more than than six years' experience in finance and accounts, in three countries. He started work in Ernst & Young, as Senior Auditor in San Francisco, where he managed and supervised a team of audit assistants and coordinated audit assignments on a broad variety of enterprises.

He then moved back to Hong Kong and worked as an accountant for Independent Economic Analysis Company, an international financial consultancy. His responsibilities included management reports, credit control, and investment analysis.

In 1997, CK returned to Singapore, and joined GES Group where he managed both the e-commerce arm's finances, as well as the group's credit control departments. He also worked closely with the rest of the company and gained great insight to all operations, as part of the work necessary for pre- and post-listing financial reporting.

CK graduated with a Bachelor of Science in Accounting, making the Dean's List, from Golden Gate University, San Francisco, and holds a Masters of Science in Finance from the same institution.

Cody Ng - VP Technical Services
-------------------------------
Cody Ng brings a strong technical background to the Internet CallCentre, and is responsible for the reliability and quality of the global network. He has a Bachelor of Science (Computer Science) from the Memorial University of Newfoundland. It is there that he picked up his fluency in French, in addition to Mandarin and Malay.

Cody began his career as the Project Programmer for an image processing and enhancing system for satellite images. From there, Cody assisted in the development of a database system for Singapore Bus Services workshops. Cody then held various positions at Gintic Institute of Manufacturing Technology, an R&D center. Among the responsibilities there include the CAD/CAM systems, as system administrator for the UNIX machines and Microsoft BackOffice, and the Oracle RDBMS server. Cody's last position before joining the Internet CallCentre was as the Assistant Manager, Network Operations, at MobileOne. There he oversaw a team of 16 engineers, taking care of the network, server farm, messaging board operations, as well as the Call Centre's systems.

Ronald Hee, Executive Director
------------------------------
Ronald Hee brings a varied experience in broadcast journalism, public relations, and information technology. His role is to oversee the growth and development of the Company.

Ronald graduated with a Bachelor of Arts (Honours) in History from the National University of Singapore. He joined the Current Affairs Division of Singapore Broadcasting Corporation, where he was involved in both TV as well as radio production, as a researcher, writer, and producer, for programs ranging from Today in Parliament, to the World War II docudrama, Between Empires, to the quiz series, Smart Squares.

He then went on to play a key part in the development of the Singapore Discovery Centre - defining the exhibits, writing show scripts, curatorial work, and in developing the Centre's 28 interactive multimedia info-kiosk programs, and as the company's MIS support.

In 1996, he joined Ogilvy Public Relations, where he serviced a wide variety of technology and telecommunications clients, including 3Com, 3Com Palm, Business Software Alliance, Cadence Design Systems, CyberWay, Digital Equipment Corporation, EQUANT Network Services, Gateway 2000, Hewlett-Packard, Hutchison Corporate Access, Kenan Systems, Lotus Development Corporation, Novell, Summa Four, SITA, and Yahoo!.

In 1999, Ronald started The_PR_Company to provide Internet startups with the public relations support they need, as well as assistance in fund-raising and advice. Leveraging on his rich IT experience, strong writing skills, and lateral thinking, Ronald is also a director of The DotComBrokers, a firm that helps business startups get started.

Compensation of ICALL Management.

ICALL has employment agreements with several of its key employees, including CEO, CFO, and their COO, which provide for terms of employment ranging from one to two years and further provide for certain non-compete provisions. Compensation during 2000 totals approximately S$670,000 for the Officers and Directors of the Company.

DESCRIPTION OF ICALL

     The following information concerning ICALL and its business has been provided by ICALL for inclusion in this Proxy Statement. This information is confidential. The information contained herein does not purport to be all-inclusive or to contain all the information that a prospective investor may desire. This information contains statements that constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that express or involve discussions with respect to predictions, business strategy, budgets, developments opportunities or projects, the expected timing of transactions or other expectations, beliefs, plans, objectives, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements". Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of known and unknown risks and uncertainties which could cause actual results or events to differ materially from those anticipated by ICALL.

Company Summary

The Internet CallCentre (iCALL) is uniquely a call center designed for the Internet, providing outsourced customer service functions on behalf of website owners.

iCALL operated as a test-bed subsidiary of OnlineFax Asia, Thailand, since mid-1999. On December 17, 1999, the Internet CallCentre Pte Ltd. was incorporated in Singapore, and moved into its corporate headquarters in Suntec City, in Singapore, in March of 2000. The text-based call center network began operations on March 1, 2000. The network went into 24-hour operations on March 20, 2000, and was officially launched on March 30, 2000.

iCALL operates on a text chat mode, which enables every user on the Internet to use The Internet CallCentre's services - if you can get on the Web, you can use iCALL. As bandwidth on the Internet increases and the required technologies enter into more widespread use, The Internet CallCentre will offer call center support via voice over IP, and video chat, both scheduled for implementation before the end of 2000.

Currently, of the over 300,000 e-commerce websites and hundreds of thousands more corporate websites, less than 1% offer any means of live and immediate response to customer queries. They also tend to operate only in English, only during office hours, and only in the US. In April this year, a survey by WizardMail concluded that out of 1,000 websites queried via email, only 24% even bothered to reply.

The Internet CallCentre offers live and immediate response on the Web, in local languages, 24 hours a day, anywhere in the world.

For the vast majority of websites that do not offer live and immediate customer support, any inquiry is currently handled via email, which, due to long response times, will result in lost opportunities in converting an eyeball into a customer. Currently only 2% of website visitors become customers (Boston Consulting, 1998). The Internet CallCentre provides a solution that has the potential to dramatically raise this percentage.

Of the tens of thousands of call centers around the world (70,000 call centers in the United States alone), again, very few focus on providing Web support (in the US, only 8% do), and almost all provide email or callback support only, focusing on handling on their core competency - calls on the real world (Datamonitor, November 1999).

Utilizing proprietary state-of-the-art Internet technologies that leverage off existing features found in today's leading browsers, The Internet CallCentre meets the needs of the millions of surfers who prefer to communicate with someone who can help them, instead of clicking from webpage to webpage, or waiting for a response from an email inquiry.

By 2001, where an estimated 25% of all customer inquiries will come via the Web, The Internet CallCentre aims to be the largest support business to the world's Internet communities and businesses. iCALL aims to be the world's first and largest Internet call center, with operations in every major city in the world. Any company that seriously wants to work the Web, must explore live and interactive customer support online. The answer is iCALL.

To grow fast enough meet the needs of the global Internet community, The Internet CallCentre is now being franchised to cities around the world with each franchisee handling its own call center. Franchising will enable the company to grow quickly at minimal cost. Each local franchisee will ensure its own commercial viability, supported by the franchisor, and brings to market a compelling solution that encompasses local language ability and local knowledge.

As the critical first mover, The Internet CallCentre will define its own market - and then proceed to secure and hold on to a significant portion of this Internet customer support market. As the first mover in this field, with a clearly defined strategy to hold on this advantage, iCALL has every expectation of success.

Extrapolating from a 1999 Gartner Group report, which estimates that the call center industry will be worth US$58.6 billion by 2003, this online customer support industry will grow to US$6 billion by 2003 (assuming just 10% of total call center revenue).

Current Status

Network: As of July 2000, The Internet CallCentre has already built an extensive network, comprising local points of presence in the following countries: Bangladesh, China, India, Indonesia, Malaysia, Myanmar, Nepal, the Philippines, and Thailand. The Company is already one third of the way towards its goal of 100 cities by the end of its first year of operations - our China franchise partner alone will begin operations in eight cities by March 2001; our Indian franchise partner plans to set up in 15 cities by June the same year.

Hubs: The Company's call center hubs, or large call centers supporting the entire network, are being planned. The hub in Bangkok will be wholly-owned, while the hub in Manila is being developed in conjunction with Philippine conglomerate, JG Summit Holdings, a Gokongwei company. Initial plans are being made for hubs in India and China.

Funding: In March 2000, the Company secured US$0.9 million (S$1.5 million) in seed funding. In August 2000, the Company received its first VC funds from a Korean-based VC, US$200,000 (S$344,000).

Clients: Since beginning operations, the Company has faced the initial difficulty in securing clients, as clients needed to be educated in this new service, and for many who are interested, do not have budgets allocated for this year. Nonetheless, to date, The Internet CallCentre's clientele include:

  - Eastciti: an entertainment and lifestyle portal by MediaCorp Interactive, voted among the top ten websites visited by Singaporeans;

  - eWorkz: an Internet solutions provider and consultancy;

  - FRESHdirect: an online grocer that delivers fresh produce at low prices;

  - jbronline.com: an online electronics store selling a wide range of equipment from a variety of brands;

  - myScissors.com: an online B2B hub servicing the arts, music, film and publication industries in Asia;

  - Electronics giant Samsung's Singapore website;

  - The Singapore International Convention and Exhibition Center (SICEC): one of the largest convention centers in the Asia-Pacific;

  - Suntec City Development: a leading property management firm which runs one of Singapore's most prestigious office complex, as well as Singapore's largest shopping mall;

  - SynergizeAsia.com: a business portal builder and developer;

  - TTS Asia.com: a B2B education incubator and education service provider;

  - vShop: a comprehensive virtual shopping mall that specializes in unique merchandise; and

  - Woof!Webvision: MediaCorp Interactive's online television station.

As of the first week of August, in a landmark contract, the Company will provide online customer services for leading Malaysian conglomerate, The Berjaya Group, via its online arm, MOL.com. The deal is worth RM6 million (US$1.58 million), and is to service the group's twenty websites. A number of other blue chip contracts are also pending.

Languages: The call center network currently operates in English, Chinese, Thai, Malay, Urdu, and French, and fully intends to cover every major language on the Internet. The Japanese language console is in final testing. Other languages that rely on character sets, such as Korean and Arabic, will be rolled out as required.

Staffing: As of August 2000, iCALL's staff strength stands at 35. The franchise model allows for a wide network at minimal staffing. To drive the growth of the company, iCALL intends to boost its sales force, increase the call center staffing as the clients come in, and to appoint senior and experienced management to lead the charge in the Americas and in Europe.

Technology: In end-June 2000, the Company began extensive live trials of voice over Internet Protocol (VoIP), in conjunction with Singapore Telecommunications. This is utilizing SingTel's Click2Reach technology. This approach has allowed iCALL to leverage on SingTel's extensive research and development, global reach, and branding. The company has entered into an agreement with SingTel, to provide VoIP at a reduced rate. From Q4, 2000, iCALL will begin offering this additional VoIP solution to its clients, and to its franchise partners. The value proposition to its clients and partners is a customized solution at the same fees as SingTel, already set up and ready, and manned by iCALL.

To further maximize its value to its clients, iCALL began trials in August for a unique VoIP offering, from US-based Aplio Inc.. One of its leading products, Aplio-PRO, is a custom-designed hardware add-on that provides extremely high quality voice. Once installed, Aplio-PRO allows for free VoIP anywhere in the world. iCALL is exploring using and developing this technology in conjunction with Click2Reach.

Starting from the first week of September, iCALL has begun incorporating email management solutions from its partner, Talisma, the world's second largest email management company. This is part of a larger plan.

By mid next year, the company intends to roll out what is internally referred to as "iCALL version 3.0". The objective is to create a unified approach to online customer service, incorporating email management, text chat, VoIP, and fax over IP, and with all points of online customer contact, being data-managed at the back end on behalf of our clients.

Business Overview

In summary, iCALL's revenue comes from:

  - Call handling fees - 30%
  - Franchise fees - 50%
  - Advertising - 10%
  - E-commerce transactions & miscellaneous - 10%

Revenue streams:
The Internet CallCentre will derive its revenues from four main sources:

  - Franchise fees: Initial fee of US$5,000, followed by a 5% royalty on revenue.
  - Outsourced call centre services: From companies outsourcing their call center functions to The Internet CallCentre. Service fees are set by the franchisee. A basic service fee of half a staff's salary plus a call handling charge of US$0.50. Typical call center charges are $0.50 - $2, although volume and complexity factors will come into play.
  - International Advertising sites: 70% of revenues split among iCALL sites, pro-rated to traffic.
  - Commission on sales: 1.5 - 3% of sales, transacted through the franchisor.

    The Internet CallCentre will generate additional revenue from other sources, such as conducting global surveys and promotions.

There are currently no international laws forbidding the development of the global call center network as envisioned by The Internet CallCentre. Great care has been put into the franchise agreement to ensure that we do not contradict any franchise laws; in addition, the franchise agreement serves to lock in the franchisee into the network for at least the first three years, with appropriate termination and transfer clauses. This mechanism further ensures The Internet CallCentre's first mover advantage.

Technology Plan

First year: Presently, iCALL provides live customer care via a web-based text chat mode. As the premium customer care provider, iCALL recognizes the importance and timeliness to have an alternative voice channel integrated into its CRM solution. Therefore, for the first year, iCALL will be actively exploring different VoIP solutions in order to identify the best solution.

The objective is to build a solid VoIP infrastructure for iCALL's global network. This VoIP network will primarily be used to offer commercial VoIP services for our CRM solution. At the same time, it will act as an alternative communication channel between the corporate headquarters and the iCALL offices worldwide.

Second year: During this time, iCALL will be focusing on video streaming technology. Such technology will complement iCALL's VoIP capabilities. It will also allow iCALL's customer service consultants to push video clips of products and services to the user. The technical team will be concurrently looking into transporting iCALL's services over to wireless access technology such as General Packet Radio Service (GPRS).

Third year: When the worldwide broadband GPRS is ready, iCALL will introduce its service over this wireless Internet network. iCALL will also look into technology for Light Weight Data Replication and Access for building effective business gateways. Multiple vertical business gateways will be created to link different industries for transactions to take place. iCALL will also enable its services to support the use of smart cash cards and credit cards with subscriber identification module (SIM) capability, for transactions to take place in a wireless Internet environment.

Fourth year: By this time, computing technology should experience a quantum leap. Human speech recognition and command-trigger technology will have finally become efficient enough for commercial deployment. iCALL will explore the possibility of using human speech technology in its basic service for answering frequently asked questions. It will also identify more powerful and intelligent database technologies to be deployed for the automated information enquiry service. At the same time, iCALL will make use of the latest solid modeling and image simulation technology to create virtual consultants. This virtual consultant technology will integrate with human speech technology to create an Automated Info Helpdesk service.

Fifth year: The Automated Info Helpdesk service will be launched. This basic service can be performed by the virtual consultants and release our human consultants for more in-depth and complex services. iCALL will also prepare its services to be ready for the second Internet (SONET), as well as explore the Neural Network Technology for self-learning applications which will enable to our virtual consultants to become more intelligent.

Eventually, iCALL's service should be made available to the public as the single point of service. Charging will be by transaction, directly from caller-ID cards with stored value capability. Our global network of call centers having local knowledge will become a valuable bank of vertical business portals for travel, entertainment, health, trading and other industries.

As a result of technology, travel will become cheaper and easier, and more desirable. Therefore, there will be a huge demand for having the necessary services arranged immediately and confirmed at remote locations. Our global customer care network will prove to be an effective single point of contact for all the arrangements handled seamlessly by iCALL.


Risk Factors.

   The business of the ICALL involves a number of risks and uncertainties that could cause actual results to differ materially from results projected in any forward-looking statement in this report. These risks and uncertainties include the risks set forth below. ICALL securities are speculative, and investment in its securities involves a high degree of risk and the possibility that the investor will suffer the loss of the entire amount invested.

Limited Operating History; History of Losses; Increased Expenses.

The Company was organized in late 1999 and therefore has only a limited operating history upon which an evaluation of its business and prospects can be based. The Company has had limited revenues since inception, it has only recently been profitable, and there can be no assurance that, in the future, the Company will be profitable on a quarterly or annual basis. In addition, the Company plans to increase its operating expenses to expand its sales and marketing operations, broaden its customer support capabilities, and increase its administration resources. In view of the rapidly evolving nature of the Company's business and market, and limited operating history, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Need for Additional Financing.

Revenue from the Company's operations is not sufficient to finance the full implementation of it business plan. Accordingly, the Company must raise substantial additional funding. The Company expects to be able to meet its financial obligations only for the next few months. There is no assurance that, after such period, the Company will be able to secure financing or that such financing will be obtained on terms favorable to the Company. Failure to obtain adequate financing could result in significant delays in the development/expansion of new products and/or services, postpone or limit the entry into new markets, and/or require a substantial curtailment of its operations. The Company will require additional working capital to complete its business development activities and generate revenue adequate to cover operating and other expenses.

Unpredictability of Future Revenues: Potential Fluctuations in Quarterly
Results.

As a result of the Company's limited operating history and the nature of the market in which it competes, the Company is unable to forecast its revenues accurately. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenue and are to a large extent fixed. Sales and operating results generally depend on the volume of, timing of, and ability to fulfill orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenue in relation to the Company's planned expenditures would have an immediate adverse affect on the Company's business, financial condition, and results of operations. Further, in response to changes in the competitive environment, the Company may from time to time make certain pricing, service, or marketing decisions that could have a material adverse effect on the Company's business, financial condition, operating results, and cash flows.

International Operations are Subject to Many Unforeseen Risks.

The Company plans to globally expand its business making it susceptible to many unforeseen and unpredictable risks, which may include:

  - Costs of customizing any services for foreign countries;
  - Protection laws and business practices favoring local competition;
  - Dependence upon the performance of local resellers and other strategic partners;
  - Compliance with multiple, conflicting, and changing governmental laws and regulations;
  - Longer sales and payment cycles;
  - Import and export restrictions and tariffs;
  - Difficulties in staffing and managing international operations;
  - Greater difficulty or delay in accounts receivable collection;
  - Foreign currency exchange rate fluctuations;
  - Multiple and conflicting tax laws and regulations; and,
  - Political and economic instability.

Developing Market; e-Commerce; and the Internet are developing markets.

The Company's long-term viability is substantially dependent upon the ability of the Company to make available to the e-commerce marketplace its technology allowing companies to personalize business via the Internet worldwide and maintain its competitiveness in a rapidly developing market. As a result, there can be no assurance that a sufficiently large number of customers will begin to use the Company as its source for this form of e-commerce solution. Demand and market acceptance for e-commerce technology is subject to a high level of uncertainty and there exists only a few proven business models. The Internet may not prove to be a viable medium for commerce because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or delayed development of enabling technologies, such as high-speed modems and high-speed communication lines. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or increased governmental regulation could slow or stop the growth of the Internet as a viable medium for business. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, accessibility, and quality of service) remain unresolved and may adversely affect the growth of Internet use or the attractiveness of using the Internet for business commerce. Because the exchange of information on the Internet is new and evolving, there can be no assurance that the Internet will prove to be a long-term viable medium for e-commerce. The failure to resolve critical issues concerning the use of the Internet, the failure of the necessary infrastructure to develop in a timely manner, or the failure of the Internet to continue to develop rapidly as a viable medium of business commerce, would have a material adverse effect on the Company's business, financial condition, operating results, and cash flows.

Unproven Acceptance of the Company's Service.

The Company is currently in the early phases of its business plan that includes securing additional financing, expanding the staff, facilities, equipment, and network capabilities further throughout select areas of the world. The Company will need to raise additional capital to expand its business plan. As a result, it does not know if its service will be successfully accepted by the e-commerce industry. If the Company's services prove to be unsuccessful in adding solutions to the e-commerce industry, or if it fails to attain further market acceptance, it would materially adversely affect the Company's financial condition, operating results, and cash flows.

Dependence on Key Personnel.

The Company's performance and future operating results are substantially dependent on the continued service and performance of its senior management and key technical and sales personnel. The Company intends to hire a significant number of additional technical and sales personnel in the next year. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales, and managerial employees or that it will be able to attract or retain highly qualified technical and managerial personnel in the future. The loss of the services of any of the Company's senior management or other key employees or the inability to attract and retain the necessary technical, sales, and managerial personnel could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows. The Company does not currently maintain "key man" insurance for any senior management or other key employees.

Security and Privacy Issues.

The Company could be subject to litigation and liability if third parties were able to penetrate the Company's network security or otherwise misappropriate its clients' information/records. It could also include claims for other misuses of client information/records, such as for unauthorized marketing purposes. The Company could incur additional expenses and be required to change its current practices if new regulations regarding the use of personal information are adopted or should government agencies choose to investigate its privacy practices.

Furthermore, the Company's computer servers and switching systems may be vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions. The Company may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. There can be no assurance that the Company can prevent or remedy all security breaches. If any of these breaches occur, the Company could lose clients.

Competition.

The e-commerce market in which the Company plans to operate is rapidly developing and is highly competitive. Much of the competition has substantially greater, financial, technical, marketing, and distribution resources than the Company. In all of its potential markets, the Company competes against a number of companies of varying sizes and resources. This competition may result in a loss of potential clients, reduction in sales, or additional price competition, any of which could have a material adverse effect on the Company's operating results. In addition, existing competitors may continue to broaden their product lines by entering or increasing their focus on similar solutions, resulting in greater competition for the Company. Although the call center marketplace is relatively new for most of the world, the Company's current and potential competitors may have substantially longer operating histories, larger customer bases, greater name recognition, and significantly greater financial, marketing, and other resources than the Company. In addition, competitors may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established, and well-financed companies as the use of the Internet and other e-commerce operations increase. Many of the Company's competitors may be able to respond more quickly to changes in customer preferences, devote greater resources to marketing and promotional campaigns, develop more advanced information systems, adopt more aggressive pricing, and devote substantially more resources to Internet site and systems development than the Company.

It is possible that new competitors or alliances among competitors within the marketplace may emerge and rapidly acquire market share. Increased competition may result in reduced operating margins, loss of market share, and a diminished view of the Company, any one of which could materially adversely affect the Company's business, results of operations, and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or alliances of such competitors, or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition, operating results, and cash flows.

Uncertainty of Business Model.

It is uncertain whether the Company's business will be an attractive value-added service to the e-commerce marketplace or that the Company will be able to generate significant revenue in order to cover the cost of developing and further marketing of its services. Even if the Company is successful in establishing operations with its proposed services, it is uncertain whether it will be able to establish itself further within the industry.

Risks of Potential Government Regulation and Other Legal Uncertainties Relating to Foreign Investment Services.

The Company is not certain how its business may be affected by the application of existing laws governing issues such as copyrights, encryption and other intellectual property issues, and taxation. It is possible that future applications of these laws to the Company's business could reduce demand for its services or specifically increase the cost of doing business as a result of litigation costs or increased service costs.

Intellectual Property Rights.

The Company's success may be dependent on its ability to protect its intellectual property rights. The Company will likely rely principally on a combination of trademark, patent, copyright, and trade secret laws, non-disclosure agreements, and other contractual provisions to establish and maintain its proprietary rights.

As part of its confidentiality procedures, the Company will generally enter into nondisclosure and confidentiality agreements with each of its key employees, consultants, and business partners and limits access to and distribution of its technology, documentation, and other proprietary information. In particular, the Company has entered into non-disclosure agreements with each of its employees and business partners. Despite the Company's efforts to protect its intellectual property rights, unauthorized third parties, including competitors, may from time to time copy or reverse engineer certain portions of the Company's technology and use such information to create competitive products.

Risks Specific to Altrex's Business.

     Risks of Acquisition. An Acquisition Agreement has been signed between Altrex and ICALL. There are, however, conditions precedent to the Closing of the Acquisition, including, but limited to, the completion of due diligence to each party's satisfaction and approval by the shareholders of ICALL, which may or may not be fulfilled or completed. Accordingly, there can be no assurances that the Acquisition will in fact be consummated.

     Need for Capital. Altrex will need to raise capital to finance the ICALL operating business. There can be no assurances that Altrex will be able to obtain the necessary financing in the amounts and on the timetable needed for development of the ICALL business, or if financing is available, that it will be available on terms and conditions that are satisfactory.

     Competition. ICALL's business faces competition in the e-commerce services marketplace. Competitors may include companies that are significantly larger than the Parent Entity, companies that have been in business for a longer period of time and have established relationships, companies that have competitive or possibly better technology, companies with strong management teams and access to research and development facilities, and companies that are better funded. Accordingly, there can be no assurance that the Parent Entity will be able to achieve and maintain a competitive position in its new industry.

     Dependence on Key Personnel.   The Parent Entity will, after closing the
Acquisition and thereafter for the foreseeable future, be dependent on the skills of ICALL's management team. The loss of key personnel or an inability to attract, retain, and motivate key personnel could adversely affect the Parent Entity's business. The Parent Entity, at present, has no plans to maintain key-person life insurance on any employees.

     Lack of Active Public Market. Altrex Common Stock is currently listed for trading on the OTC Bulletin Board, but there has been limited trading during the past year. There is a limited public trading market for Altrex Common Stock, and there can be no assurance that the public market will continue or develop in the future. Holders of Altrex Common Stock may therefore have difficulty selling their stock. The OTC Bulletin Board is generally considered to be less efficient than securities markets such as the NYSE, NASDAQ, or other national exchanges. Any market price for Altrex Common Stock may not necessarily bear any relationship to Altrex's book value, assets, past operating results, financial condition or any other established criterion of value, and may not be indicative of the market price in the future. The market price may be volatile depending on business performance, industry dynamics, news announcements, and changes in general economic conditions and other factors.

     Control By Principal Stockholders. Assuming the transactions contemplated by this Proxy Statement are completed, the Officers, Directors, and affiliates of ICALL will own in the aggregate approximately 29.0% of the Company Common Stock outstanding immediately after the transactions.

     Acquisition; Potential Dilution. The purchase price of the Altrex stock in the Acquisition was reached by negotiation between the parties. These prices or values are not necessarily based on any market price, appraised value, book value, or other objective measure of value. The current shareholders of Altrex may suffer dilution of voting power and of economic percentage ownership upon closing of the Acquisition and any other share issuance, including, but not limited to management option plans, that may be instituted by management.

     Issuance of Additional Shares; Shares Eligible for Future Sale. Future financing of the ICALL business will be required, which will in turn may require additional share issuance. Future issuance of the Parent Entity's stock for financing or other purpose could adversely affect any prevailing market price of the Parent Entity's stock. The issuance of such securities will result in the dilution of the voting power and other rights of existing stockholders. After the closing of the Acquisition, approximately 5,000,000 shares of Altrex common stock will be unrestricted; and the 6,500,000 shares to be issued in exchange for the ICALL shares will be restricted securities that will be available for resale later, subject to Rule 144. The 12,000 shares of common stock issued to the former officers and directors of Altrex will be available for sale under Rule 144, and may become freely trading three months from the closing date. As restricted securities become available for resale into the public market, it may be anticipated that the surviving corporation common stock will experience selling pressure, which may have the effect of depressing or reducing, perhaps significantly, the Altrex common stock price in the market.

     Lack of Dividends. Altrex has not paid any dividends on its Common Stock to date and there are no plans for paying dividends on the common stock of the Parent Entity in the foreseeable future.

FINANCIAL STATEMENTS

     The financial statements included in this Proxy Statement relating to Altrex and relating to ICALL have been prepared by Altrex and ICALL. The financial statements for Altrex, attached as Exhibit C, are unaudited, and have not been reviewed or compiled by any outside accounting firm. They represent Altrex's best understanding of the financial position of the company as at and for the periods indicated.

     The financial statements included in this Proxy Statement relating to ICALL, attached as Exhibit D, have been prepared by ICALL. They are unaudited and have not been reviewed or compiled by any outside accounting firm (and therefore may not be in compliance with U.S. GAAP accounting standards) and are presented in Singapore Dollars, which as of November 22, 2000 are each equal to 0.57 U.S. dollars. They represent ICALL's best understanding of the financial position of ICALL as at and for the periods indicated.

CONTINGENCIES

While the Acquisition, the Acquisition Agreement, and the other matters contemplated thereby have been approved by the Board's of both Altrex and ICALL, they are still subject to final approval by the shareholders of each company and the continued due diligence by each party. The Agreement itself provides certain contingencies, or conditions precedent to closing, which include those listed in Sections 9 and 10 of the Agreement, but not limited to those, as follows:

  1. Final approval of the Acquisition by the Board of Directors and Shareholders of each of the companies.
  2. The conversion to equity and/or repayment of all management loans made to ICALL.

OTHER MATTERS

     As of the date of this Proxy Statement, Altrex's Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. If any other matter shall come before the Special Meeting or any adjournment or postponement thereof and shall be voted upon, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.


                       By Order of the Board of Directors of Altrex,


                       /s/ Christopher George
                       ----------------------
                       Christopher George

                       December 1, 2000



Please find the following Exhibits attached hereto:

   Exhibit A - Acquisition Agreement dated November 22, 2000
   Exhibit B - Dissenter's Rights for Plan of Exchange per Nevada State Code Exhibit C - Altrex, Inc. Financial Statements
   Exhibit D - Internet CallCenter PTE, Ltd. Financial Statements